Exhibit 99.1

Gaia Reports First Quarter 2017 Results

58% Increase in Paying Subscribers Drives 51% Increase in Net Revenues

BOULDER, CO, May 1, 2017 — Gaia, Inc. (NASDAQ: GAIA), a conscious media video subscription service, reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 vs. Same Year-Ago Quarter

▪	Net revenue up 51% to $5.8 million
▪	58% subscriber growth generated 61% increase in streaming revenues to $5.2 million
▪	Gross margin up 440 basis points to 85.8%

“Our subscriber growth has continued to build momentum in the first quarter of 2017, coming off already accelerated growth in the second half of 2016,” said Jirka Rysavy, Gaia’s CEO. “The 58% subscriber growth from last year exceeded our guidance, while our cost of acquiring these customers continues to track better than our plan.”

Gaia’s paying subscriber count increased to 247,300 on March 31, 2017, up from 202,000 on December 31, 2016 and 157,000 on March 31, 2016. International reach expanded to over 150 countries, the library title count increased to 7,900, and a Gaia-branded premium subscription channel launched across all Comcast’s Xfinity platforms during the first quarter.

First Quarter 2017 Financial Results

Total net revenues in the first quarter increased 51% to $5.8 million from $3.8 million in the same year-ago quarter. This was due to 61% growth in streaming revenue, which was driven by the 58% increase in paying subscribers from March 31, 2016.

Gross profit in the first quarter increased 59% to $5.0 million compared to $3.1 million in the year-ago quarter. Gross margin increased 440 basis points to 85.8% from 81.4% in the first quarter of 2016 due to increased revenues and the related leverage on streaming costs and Gaia’s media library.

Total operating expenses in the first quarter were $11.8 million, slightly better than our expectation, compared to $7.2 million in the year-ago quarter. The increase was due to the planned increase in selling and operating expenses associated with the announced acceleration of subscriber growth throughout 2017.

Net loss in the first quarter was $6.2 million or $(0.41) per share, compared to a loss of $7.6 million or $(0.31) per share in the year-ago quarter. The 2016 per share amount reflects Gaia’s repurchase of approximately 40% of its outstanding shares in July 2016.

During the first quarter, Gaia paid approximately $2 million of accrued payables remaining from the sale of the Gaiam consumer product business and on March 31, 2017, had $45.4 million in cash, no debt and unencumbered ownership of its 12-acre, 150,000 square foot campus near Boulder, Colorado.

Exhibit 99.1

Conference Call

Gaia is hosting a conference call today, May 1, 2017, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 329-8889 (or (719) 325-2370 for international callers), passcode 6917183. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until May 15, 2017 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 6917183.

About Gaia

Gaia is a global video streaming service and online community that provides curated conscious media in three primary channels: Seeking Truth, Transformation and Yoga, to its subscribers in over 150 countries. Over 90% of its 7,900 titles are available for streaming exclusively on Gaia through most devices connected to the Internet and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Exhibit 99.1

GAIA, INC.

Condensed consolidated balance sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash	$45,380	$54,027
Accounts receivable	765	554
Prepaid expenses and other current assets	1,157	1,303
Total current assets	47,302	55,884

Building and land, net	16,736	16,896
Media library, software and equipment, net	14,436	12,861
Goodwill	10,609	10,609
Investments and other assets	10,969	10,946
Total assets	$100,052	$107,196
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,215	$6,672
Deferred revenue	3,059	2,434
Total current liabilities	8,274	9,106
Deferred taxes	—	553
Contingencies
Equity	91,778	97,537
Total liabilities and equity	$100,052	$107,196

Exhibit 99.1

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended March 31,
(in thousands, except per share data)	2017	2016
	(unaudited)
Net revenues
Streaming	$5,209	$3,229
DVD subscription and other	575	601
Total net revenues	5,784	3,830
Cost of revenues
Streaming	743	649
DVD subscription and other	77	64
Total cost of revenues	820	713
Gross profit	4,964	3,117
Expenses:
Selling and operating	10,465	5,726
Corporate, general and administration	1,352	1,478
Total operating expenses	11,817	7,204
Loss from operations	(6,853)	(4,087)
Interest and other (expense) income, net	44	(36)
Loss before income taxes	(6,809)	(4,123)
Income tax expense (benefit)	(629)	3
Loss from continuing operations	(6,180)	(4,126)
Loss from discontinued operations, net of tax	-	(3,498)
Net loss	$(6,180)	$(7,624)
Loss per share—basic and diluted:
Continuing operations	$(0.41)	$(0.17)
Discontinued operations	—	(0.14)
Basic and diluted net loss per share	$(0.41)	$(0.31)
Weighted-average shares outstanding:
Basic and diluted	15,153	24,531

Exhibit 99.1

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com